March 9, 2021

Array Technologies, Inc. Reports Financial Results for the Fourth Quarter and Full Year 2020

Fourth Quarter 2020 Financial Highlights
•Revenue of $180.6 million
•Net Loss of ($9.8) million
•Basic and Diluted Net Loss per share of ($0.08)
•Adjusted EBITDA of $20.0 million(1)
•Adjusted Basic and Diluted Net Income per share of $0.08(1)
Full Year 2020 Financial Highlights
•Revenue of $872.7 million
•Net Income of $59.1 million
•Basic and Diluted Net Income per share of $0.49
•Adjusted EBITDA of $160.5 million(1)
•Adjusted Basic and Diluted Net Income per share of $0.93(1)

(1) A reconciliation of the GAAP to the most comparable Non-GAAP results is included below.

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Array Technologies, Inc. (Nasdaq: ARRY), one of the world’s largest manufacturers of ground-mounted systems used in solar energy projects, today announced financial results for its fourth quarter and full year ended December 31, 2020.
“I am proud of what the Array team accomplished in 2020. We met the unique challenges posed by the pandemic and delivered strong financial performance while laying the groundwork for continued growth in 2021 and beyond. We exceeded the high end of our guidance with revenues and adjusted EBITDA for the full year 2020 increasing 35% and 32%, respectively, versus last year. Our results reflect strong demand for solar energy projects, share gains by trackers versus fixed tilt and customer recognition of the superior value that Array products deliver,” said Jim Fusaro, Chief Executive Officer of Array Technologies.
Mr. Fusaro continued, “In 2021, we remain focused on the three core growth strategies that we outlined on our third quarter conference call – continued market share gains in the U.S., international expansion and acquisitions of companies that provide complementary products, services or technology – and we are already making good progress. In the U.S. market, we are continuing to grow our wallet share with existing customers as well as convert new customers to Array as demonstrated by our strong order book. Outside of the U.S., we are in the process of building the sales, supply chain and fulfillment infrastructure we need to service international customers. We expect to be able to accelerate the build-out later this year as travel restrictions and other challenges created by the pandemic abate. We also made a recent investment in a company with a unique technology that we believe could revolutionize the way utility-scale solar is installed.”
“Cutting across all three of our growth strategies will be product innovation. We are making significant investments in new product development with the goal of addressing common ‘pain points’ in utility-scale solar installation. Installation is a growing portion of the total cost of a solar energy project and the availability of skilled labor can be a constraint on our customers’ growth. We have several new products, product features and installation methods in development this year that we believe could significantly reduce the cost and labor required to install our tracker system and further extend our technology lead over competitors.”

“We believe the tremendous tailwinds we have in solar today from government, businesses and consumers coupled with the innovations we are preparing to introduce to the market position us to deliver continued strong results for our shareholders,” concluded Mr. Fusaro.
Fourth Quarter 2020 Financial Results
Revenues decreased 20% to $180.6 million, compared to $224.7 million for the prior-year period driven by decreases in the number of tracker systems delivered as a result of customers taking delivery for most orders during the first and second quarters of 2020 in order to preserve the 30% ITC rate for their projects, resulting in fewer shipments in the fourth quarter when compared to the prior year.
Gross profit decreased 41% to $35.5 million, compared to $60.6 million in the prior year period driven primarily by lower revenues. Gross margin decreased from 27% to 20% driven by less revenue to absorb fixed costs and project mix.
Operating expenses increased to $37.7 million compared to $20.1 million during the same period in the prior year primarily as a result of a $10.4 million expense related to the revaluation of contingent consideration mainly related to an earn-out obligation we have with our founder as well as higher costs associated with being a public company and an increase in headcount.
Loss from operations was $2.2 million, compared to income of $40.5 million during the same period in the prior year.
Net loss was $9.8 million, compared to net income of $26.8 million during the same period in the prior year and basic and diluted loss per share were $(0.08), compared to basic and diluted earnings per share of $0.22 during the same period in the prior year.
Adjusted EBITDA decreased 60% to $20.0 million, compared to $49.9 million for the prior-year period.
Adjusted net income decreased 70% to $10.6 million, compared to $34.5 million during the same period in the prior year and adjusted basic and diluted adjusted net income per share was $0.08 compared to $0.29 during the same period in the prior year.
Full Year 2020 Financial Results
Revenues increased 35% to $872.7 million, compared to $647.9 million for the prior-year period driven by increases in the number of tracker systems delivered.
Gross profit increased 35% to $202.8 million, compared to $150.8 million in the prior year period driven primarily by higher revenues. Gross margin was flat versus the prior year period driven by reductions in the cost of purchased materials which offset higher logistics costs in the second half of the year caused by COVID-19 related freight increases.
Operating expenses increased to $107.6 million compared to $67.4 million during the same period in the prior year primarily as a result of a $26.4 million expense in the third and fourth quarters related to the revaluation of contingent consideration mainly related to an earn-out obligation we have with our founder. Additionally, in 2019 we recorded a $4.1 million benefit from the reversal of a bad debt expense for which we had no comparable benefit in 2020. Finally, in 2020 we had an increase in equity-based compensation of $4.0 million.
Income from operations increased 14% to $95.2 million, compared to $83.4 million during the same period in the prior year.

Net income increased 49% to $59.1 million, compared to $39.7 million during the same period in the prior year and basic and diluted income per share was $0.49 compared to $0.33 during the same period in the prior year.
Adjusted EBITDA increased 32% to $160.5 million, compared to $121.8 million for the prior-year period.
Adjusted net income increased 40% to $112.4 million, compared to $80.3 million during the same period in the prior year and adjusted basic and diluted adjusted net income per share was $0.93 compared to $0.67 during the same period in the prior year.
Executed Contracts and Awarded Orders
Total executed contracts and awarded orders at December 31, 2020 was $705.3 million of which we expect to recognize $654.2 million during the 12 months ending December 31, 2021.
Fourth Quarter 2020 Highlights and Recent Developments
•During 2020, we added 38 new customers underscoring our ability to convert EPCs, developers to our tracker system which delivers superior functionality, reliability and total cost of ownership relative to competing products.

•On November 10, 2020, we entered into an agreement to supply 1.4 GW of our DuraTrack HZ v3 trackers and SmartTrack Software to Lightsource bp, a global solar energy project developer, valued at over $100 million. Deliveries under the agreement will commence in the first quarter of 2021 and continue through 2022.

•On November 27, 2020, we entered into a letter of intent to supply 1.0 GW of our DuraTrack HZ v3 trackers to RP Construction Services, a provider of design-build services for small and medium-sized ground mounted solar energy projects. Deliveries under the arrangement are expected to commence in 2021 and continue through 2022. The arrangement with RP Construction Services will increase our penetration of the small ground mount market which we believe is growing rapidly.

•In the first quarter of 2021, we made an investment in a technology company that has the potential to significantly reduce the cost of installing trackers. The terms of the investment give us certain rights in connection with any future sale of the company that we believe will give us an opportunity to acquire the business at that time.

•On February 23, 2021, we completed an amendment to our credit facility that reduced the drawn margin from LIBOR plus 400 basis points, with a floor of 5.0% to LIBOR plus 325 basis points, with a floor of 3.75%. The amendment is expected to reduce cash interest expense by approximately $5 million in 2021

•Today we announced the opening of the Array Tech Research Center, a site dedicated to researching, developing and field testing advanced solar tracker technology. Located in Phoenix, AZ, the Array Tech Research Center will serve as a proving ground where customers can explore product prototypes that address common utility-scale solar challenges, including foundation costs, site grading requirements, large module compatibility and installation time. Array’s engineers will use the facility to demonstrate how developers and EPCs can overcome these challenges using new technology developed by the company.

Full Year 2021 Guidance
For the full year 2021 ending December 31, 2021, the Company expects:
•Revenues to be in the range of $1,025 million to $1,125 million
•Adjusted EBITDA(2) to be in the range of $164 million to $180 million
•Adjusted net income per share(2) to be in the range of $0.82 to $0.92
“The midpoint of our revenue guidance represents a 23% year-over-year increase and reflects the strong demand we are seeing for our products. Businesses and consumers are increasingly focused on sustainability and solar energy is a cornerstone for global decarbonization,” said Nipul Patel, Chief Financial Officer of Array.
Mr. Patel continued “The two-year extension of the 26% investment tax credit (ITC) has significantly expanded the universe of viable projects in the U.S. which should lead to higher volumes as well as change how our customers time their orders. Prior to a year with an ITC step-down, we historically received most orders for the following year during the fourth quarter and shipped those orders during the first and second quarters which allowed our customers to preserve the higher ITC rate for their projects. The elimination of the ITC step-downs in 2021 and 2022 take away the incentive for customers to place their orders in Q4 and take delivery in the first half. As a result, we expect to see a more even distribution of our revenues throughout 2021 than we did in 2020, reflecting traditional construction seasonality with more of our revenue coming in the second and third quarters than the first and fourth quarters. Importantly, since our customers had no incentive to place orders in Q4, the size of our executed contracts and awarded orders at year end 2020 underscores the strength of the demand that we are seeing.”
“Commodity prices and freight costs have increased significantly over the past several months as business activity levels are increasing in response to the availability of a COVID-19 vaccine and capacity that was idled during the pandemic comes back online. While we currently expect commodity prices and shipping costs to normalize, the low end of our Adjusted EBITDA guidance range contemplates a delayed return to a normal pricing environment,” concluded Mr. Patel.
___________________________________
(2) A reconciliation of projected adjusted EBITDA and adjusted net income per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, revaluation of the fair-value of our contingent consideration, and the tax effect of such items, in addition to other items we have historically excluded from adjusted EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. As such, for our 2021 outlook, we have not included estimates for these items and are unable to address the probable significance of the unavailable information, which could be material to future results.
Conference Call Information
Array management will host a conference call today at 5:00 p.m. Eastern Time, to discuss the Company’s financial results. The conference call can be accessed live over the phone by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13716229. The replay will be available until 11:59 p.m. (ET) on March 23, 2021.
Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://ir.arraytechinc.com. The online replay will be available for 30 days on the same website immediately following the call.

To learn more about Array Technologies, please visit the company's website at http://ir.arraytechinc.com.
About Array Technologies, Inc.
Array Technologies is a leading global technology company providing tracker solutions and services for utility-scale solar energy projects as one of the world's largest manufacturers of ground-mounted systems. With efficient installation and terrain flexibility coupled with high reliability, durability, and performance, Array delivers a lower levelized cost of energy. The Company's focus on innovation, combined with its customer-centric approach, has helped achieve some of the industry's best returns. Array Technologies is headquartered in the United States with offices in Europe, Central America, and Australia.
Investor Relations Contact:
Array Technologies, Inc.
Investor Relations
505-437-0010
investors@arraytechinc.com
Forward-Looking Statements
This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, and industry and regulatory environment. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” "seek," “should,” “will,” “would” or similar expressions and the negatives of those terms.

Array’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on our website www.arraytechinc.com

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
Non-GAAP Financial Information
This presentation includes unaudited financial measures that exclude items and therefore are not in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share. We define Adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) other (income) expense, (iii) income tax expense (benefit), (iv) depreciation expense, (v) amortization of intangibles, (vi) equity based compensation, (vii) remeasurement of the fair value of contingent consideration, (viii) ERP implementation costs, (ix) certain legal expense, and (x) other costs. We define Adjusted Net Income as net income (loss) plus (i) amortization of intangibles, (ii) amortization of debt discount and issuance costs (iii) equity based compensation, (iv) remeasurement of the fair value of contingent consideration,, (v) ERP implementation costs, (vi) certain legal expense, (vii) other costs, and (viii) income tax (expense) benefit of adjustments. A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included within this presentation.

Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2020	2019
Assets
Current Assets
Cash and cash equivalents	$108,441	$310,262
Restricted cash	—	50,995
Accounts receivable, net	118,694	96,251
Inventories, net	118,459	148,024
Income tax receivables	17,158	628
Prepaid expenses and other	12,423	13,524
Total Current Assets	375,175	619,684
Property, plant and equipment, net	9,774	10,660
Goodwill	69,727	69,727
Other intangible assets, net	198,260	223,510
Other assets	3,088	—
Total Assets	$656,024	$923,581

Liabilities and Member’s Equity/Stockholders’ Deficit
Current Liabilities
Accounts payable	$82,755	$129,584
Accounts payable - related party	2,232	5,922
Accrued expenses and other	29,164	17,755
Accrued warranty reserve	3,049	2,592
Income tax payable	8,814	1,944
Deferred revenue	149,821	328,781
Current portion of contingent consideration	8,955	6,293
Current portion of long-term debt	4,313	55,949
Current portion of related party loans	—	41,800
Total Current Liabilities	289,103	590,620
Long-Term Liabilities
Deferred tax liability	13,114	15,853
Contingent consideration, net of current portion	10,736	11,957
Long-term debt, net of current portion, debt discount and issuance costs	423,970	—
Total Long-Term Liabilities	447,820	27,810
Total Liabilities	736,923	618,430
Commitments and Contingencies (Note 13)
Member’s equity	—	305,151
Stockholders’ Deficit
Preferred stock of $0.001 par value - authorized 5,000,000 shares as of December 31, 2020; none issued as of December 31, 2020	—	—
Common stock of $0.001 par value - authorized 1,000,000,000 shares as of December 31, 2020; issued: 126,994,467 as of December 31, 2020	127	—

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2020	2019
Additional paid-in capital	140,473	—
Accumulated deficit	(221,499)	—
Total member’s equity/stockholders’ deficit	(80,899)	305,151
Total Liabilities and Member’s Equity/Stockholders’ Deficit	$656,024	$923,581

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues	$180,566	$224,710	$872,662	$647,899
Cost of Revenue	145,114	164,114	669,861	497,138
Gross profit	35,452	60,596	202,801	150,761

Operating Expenses
General and administrative	20,862	13,273	55,634	41,212
Contingent consideration	10,433	462	26,441	640
Depreciation and amortization	6,397	6,367	25,514	25,500
Total Operating Expenses	37,692	20,102	107,589	67,352

Income (Loss) from Operations	(2,240)	40,494	95,212	83,409

Other Expense
Other (expense), net	(142)	(139)	(2,305)	(33)
Interest expense	(6,816)	(4,918)	(15,129)	(18,797)
Total Other Expense	(6,958)	(5,057)	(17,434)	(18,830)
Income (Loss) Before Income Tax Expense	(9,198)	35,437	77,778	64,579
Income Tax Expense	574	8,657	18,705	24,834
Net Income (Loss)	$(9,772)	$26,780	$59,073	$39,745

Earnings (Loss) per Share
Basic	$(0.08)	$0.22	$0.49	$0.33
Diluted	$(0.08)	$0.22	$0.49	$0.33
Weighted Average Number of Shares
Basic	125,918	119,994	121,467	119,994
Diluted	125,918	119,994	121,514	119,994

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Cash Flows from Operating Activities
Net income (loss)	$(9,772)	$26,780	$59,073	$39,745
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for (recovery of) bad debts	102	1	595	(3,986)
Deferred tax (benefit) expense	927	7,783	(2,739)	22,322
Depreciation and amortization	6,887	6,829	27,474	27,316
Amortization of debt discount and issuance costs	1,206	964	3,366	3,968
Interest paid-in-kind	—	576	3,421	2,832
Equity-based compensation	1,545	799	4,809	799
Contingent consideration	10,433	462	26,441	640
Warranty provision	320	1,143	953	1,387
Provision for inventory obsolescence	(1,292)	(459)	1,225	1,742
Changes in operating assets and liabilities:	—	—
Accounts receivable	(698)	22,533	(23,038)	(40,708)
Inventories	(20,652)	(54,544)	28,340	(94,594)
Income tax receivables	(640)	1,496	(16,530)	9,941
Prepaid expenses and other	(6,121)	(7,620)	1,101	2,228
Accounts payable	35,455	71,979	(50,519)	105,481
Accrued expenses and other	6,269	11,243	10,913	(1,978)
Income tax payable	286	(514)	6,870	1,944
Deferred revenue	105,040	308,142	(178,960)	306,994
Contingent consideration	(25,000)	—	(25,000)	—
Net Cash Provided by (Used in) Operating Activities	104,295	397,593	(122,205)	386,073
Cash Flows from Investing Activities
Purchase of property, plant and equipment	(728)	(913)	(1,338)	(1,697)
Net Cash Used in Investing Activities	(728)	(913)	(1,338)	(1,697)
Cash Flows from Financing Activities
Principal payments on term loan	—	(5,000)	(57,702)	(25,000)
Proceeds from term loan facility	575,000	—	575,000	—
Principal payments on term loan facility	(115,000)	—	(115,000)	—
Proceeds from (Payments on) revolving loan	(102)	(33,271)	(70)	(39,078)
Payments on related party loans	—	—	(45,558)	—
Debt discount and financing costs	(36,011)	—	(36,011)	—
Payment of special distribution	(589,000)	—	(589,000)	—

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Proceeds from issuance of Class A Common Stock, net of underwriting discount and commissions	145,532	—	145,532	—
Deferred offering costs	(2,689)	—	(6,464)	—
Capital contribution	—	—	—	133
Net Cash (Used in) Financing Activities	(22,270)	(38,271)	(129,273)	(63,945)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	81,297	358,409	(252,816)	320,431
Cash, Cash Equivalents and Restricted Cash, beginning of period	27,144	2,848	361,257	40,826
Cash, Cash Equivalents and Restricted Cash, end of period	$108,441	$361,257	$108,441	$361,257

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (Unaudited)
(In thousands)
(unaudited)

The following table reconciles net (loss) income to Adjusted EBITDA (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net (loss) Income	$(9,772)	$26,780	$59,073	$39,745
Interest expense	6,816	4,918	15,129	18,797
Other expense, net	142	139	2,305	33
Income tax expense	574	8,657	18,705	24,834
Depreciation expense	574	516	2,224	2,066
Amortization of intangibles	6,313	6,313	25,250	25,250
Equity-based compensation	1,545	799	4,809	799
Contingent consideration	10,433	462	26,441	640
ERP implementation costs(a)	—	649	1,946	2,874
Legal expense(b)	169	675	1,068	3,915
Other costs(c)	3,255	38	3,589	2,836
Adjusted EBITDA	$20,049	$49,946	$160,539	$121,789

(a) Represents consulting costs associated with our enterprise resource planning system implementation.

(b) Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) a pending action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(c) For the three months ended December 31, 2020, other costs represent (i) certain costs associated with our initial public offering and follow on offering of $3.2 million and, (ii) costs associated with our initial Board of Directors search for $0.1 million. For the three months ended December 31, 2019, other costs represent consulting fees for certain accounting, finance and IT services. For the year ended December 31, 2020, other costs represent (i) certain costs associated with our initial public offering and follow on offering of $3.5 million and, (ii) costs associated with our initial Board of Directors search for $0.1 million. For the year ended December 31, 2019, other costs represent (i) consulting fees for certain accounting, finance and IT services of $2.6 million and (ii) $0.2 million for the executive consulting costs.

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (Unaudited)
(In thousands)
(unaudited)
The following table reconciles net income to Adjusted Net Income:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net Income (loss)	$(9,772)	$26,780	$59,073	$39,745
Amortization of intangibles	6,313	6,313	25,250	25,250
Amortization of debt discount and issuance costs	1,206	964	3,366	3,968
Equity based compensation	1,545	799	4,809	799
Contingent consideration	10,433	462	26,441	640
ERP implementation costs(a)	—	649	1,946	2,874
Legal expense(b)	169	675	1,068	3,915
Other costs(c)	3,255	38	5,821	2,836
Income tax expense of adjustments(d)	(2,528)	(1,998)	(8,755)	(8,984)
Non-recurring income tax adjustments related to the IRS settlement and CARES Act	—	—	(6,608)	9,284
Adjusted Net Income	$10,621	$34,682	$112,411	$80,327

(a) Represents consulting costs associated with our enterprise resource planning system implementation.

(b) Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) a pending action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(c) For the three months ended December 31, 2020, other costs represent (i) certain costs associated with our initial public offering and follow on offering of $3.2 million and, (ii) costs associated with our initial Board of Directors search for $0.1 million. For the three months ended December 31, 2019, other costs represent consulting fees for certain accounting, finance and IT services. For the year ended December 31, 2020, other costs represent (i) certain costs associated with our initial public offering and follow on offering of $3.5 million, (ii) $2.2 million to the former majority shareholder in connection with tax benefits received as part of the CARES act. This $2.2 million is reflected in the "Other Expense" line in Adjusted EBITDA. and (iii) costs associated with our initial Board of Directors search for $0.1 million. For the year ended December 31, 2019, other costs represent (i) consulting fees for certain accounting, finance and IT services of $2.6 million and (ii) $0.2 million for the executive consulting costs.

(d) Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.